UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

LORAL SPACE & COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	87-0748324 (IRS Employer Identification No.)

600 Fifth Avenue New York, NY (Address of principal executive offices)	10020 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Preferred Stock Purchase Rights	Name of each exchange on which each class is to be registered NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.    Description of Registrant’s Securities to be Registered.

On November 24, 2020, the board of directors of Loral Space & Communications Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company outstanding on December 4, 2020 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”), of the Company, having such rights and preferences as are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”), at a price of $120.48 per one one-thousandth of a Series A Preferred Share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (as it may be amended from time to time, the “Rights Agreement”) between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights and the Series A Certificate of Designation is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on November 25, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement and the Series A Certificate of Designation.

Item 2.    Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Loral Space & Communications Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 25, 2020).

4.1	Rights Agreement, dated as of November 23, 2020, between Loral Space & Communications Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 25, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Loral Space & Communications Inc.

By:	/s/ Avi Katz
Name: Avi Katz
Title: President, General Counsel and Secretary

Date: November 25, 2020